EXHIBIT 5.1

[Letterhead of Foley & Lardner LLP]

June 22, 2005

Maxwell Technologies, Inc.
9244 Balboa Avenue
San Diego, California 92123

Re:	Common Stock of Maxwell Technologies, Inc.

Ladies and Gentlemen:

        We have acted as counsel to Maxwell Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”), in connection with the registration under the Act of 750,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), reserved for issuance under the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (the “Omnibus Plan”) and 500,000 Shares reserved for issuance under the Maxwell Technologies, Inc. 2004 Employee Stock Purchase Plan (the “Stock Purchase Plan” and, together with the Omnibus Plan, the “Plans”).

        For purposes of this opinion, we have reviewed the Plans, and the Registration Statement and the exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Shares will conform in all material respects to the description thereof set forth in the Registration Statement.

        Based on the foregoing, we are of the opinion that:

1)	the Company is a corporation duly organized and existing under the laws of the State of Delaware; and

2)	when the following events shall have occurred:

(a)	the Registration Statement is filed, at which time it will become effective under the Act, pursuant to General Instruction D to Form S-8, and

(b)	the Shares shall have been paid for and issued in accordance with the terms of the respective Plans,

the Shares thus sold will be legally issued, fully paid and non-assessable.

        We are opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we considered necessary to render our opinion. We assume no obligation to revise or supplement this opinion should such laws, or interpretations thereof, be changed.

        This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ FOLEY & LARDNER LLP